Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

David J. Fallon
Chief Financial Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
WEDNESDAY, JUNE 20, 2012

CLARCOR REPORTS SECOND QUARTER RESULTS

Unaudited Second Quarter 2012 Highlights
(Amounts in millions, except per share data and percentages)

	Three Months Ended			Six Months Ended
	6/2/2012	5/28/2011	Change	6/2/2012	5/28/2011	Change
Net sales	$284.9	$288.5	(1)%	$542.1	$534.3	1%
Operating profit	49.1	48.8	1%	83.4	80.1	4%
Net earnings - CLARCOR	32.9	32.8	0%	56.4	54.7	3%
Diluted earnings per share	$0.65	$0.64	2%	$1.11	$1.07	4%
Operating margin	17.2%	16.9%	0.3 pts	15.4%	15%	0.4 pts

FRANKLIN, TN, Wednesday, June 20, 2012-CLARCOR Inc. (NYSE: CLC) reported that its diluted earnings per share grew 2% from the second quarter of 2011 to a record second quarter high of $0.65. Higher diluted earnings per share were achieved despite a 1% reduction in net sales as operating margin expanded 0.3 percentage points from last year's second quarter to 17.2%. Second quarter earnings were impacted by lower operating results at the company's Packaging segment where net sales declined $4.2 million, or 18%, and operating profit declined $1.3 million, or 42%, from the second quarter of 2011. These Packaging segment results negatively influenced consolidated diluted earnings per share by approximately $0.02 compared with last year's second quarter.

Changes in average foreign currency exchange rates reduced net sales by $3.9 million, or 1%, and operating profit by $0.8 million, or 2%, in the second quarter of 2012 compared with last year's second quarter. For the first six months of 2012, changes in average foreign currency exchange rates reduced net sales by $4.7 million, or 1%, and operating profit by $0.8 million, or 1%, from the first six months of 2011.

Chris Conway, CLARCOR's Chief Executive Officer, commented, “We experienced headwinds across our top-line in the second quarter, as sales growth in several markets including our global natural gas filtration market were more than offset by the negative effects of foreign currency exchange rates and softness in several markets including our U.S. heavy-duty engine aftermarket filtration business, our China first-fit OEM heavy-duty engine filtration business and our Packaging segment. However, our execution remained strong as we improved our operating margin to 17.2% from 16.9% in the second quarter of last year. Our 34.5% gross margin percentage was consistent with last year-our highest second quarter gross margin percentage in the last twenty years. Our selling and administrative expenses as a percentage of net sales declined 0.3 percentage points as we continued our culture of managing administrative expenses while supporting profitable growth. We anticipate this execution to continue throughout 2012 as we expect our full year operating margin to improve from the record 16.1% operating margin from last year.

“Our second quarter results were impacted by reduced domestic heavy-duty engine filter volume sold through our aftermarket independent distributors. Sales through these distributors-our primary domestic sales channel-were approximately flat with the second quarter of 2011 after growing approximately 17% in the first quarter of 2012 from the first quarter of 2011. Based upon discussions with our distributors and other industry participants, we believe that the slower growth was indicative of slowing industry demand. To highlight the decline in order activity from the first to second quarter, our sales to independent distributors in February 2012 increased 23% from the prior year while our March 2012 sales declined 3% from March of 2011. Despite this slowing industry demand, we believe we have maintained or increased our market share through the first six months of 2012 as we have added net independent distributors. In addition, we recently developed and launched two significant OEM aftermarket programs previously held by competitors. These two programs should support our domestic heavy-duty engine filter market beginning in the third quarter of 2012 and going forward.

“Our second quarter first-fit OEM heavy-duty engine filter sales in China were $2.4 million, or 25%, lower than the second quarter of 2011. These lower China sales were almost entirely driven by a decline in the local production of diesel engines in 2012. Although conditions for the remainder of the year are uncertain, we believe our customer relationships remain strong, and we are well-positioned to capitalize on China's projected long-term heavy-duty engine filtration growth across all products and markets including first-fit and the aftermarket.

“We continue to improve our financial performance at our Industrial/Environmental Filtration segment where our second quarter operating margin improved to 13.2% from 12.1% in last year's second quarter. For the first six months of 2012, our operating margin in this reporting segment improved 1.6 percentage points to 11.1% and our operating profit increased 21% from the first six months of 2011. With our continued focus on profitable growth by introducing higher margin air filtration products and the continued growth of our process liquid filtration markets, we believe we are well-positioned to achieve our long-term operating margin goal of 15% in this reporting segment in the next three to four years. We believe that a significant contributor to our expected continued profitable growth will be the further development of our natural gas filtration business both in the U.S. and internationally. In the U.S., our natural gas filtration sales are expected to grow close to 10% in 2012 compared with 2011 as we continue to focus on aftermarket element growth while further penetrating upstream and downstream opportunities. Internationally, we are particularly excited about our natural gas filtration growth potential in Asia Pacific. Our natural gas filtration sales in Asia grew almost 50% in the second quarter compared with the second quarter of 2011 and are expected to grow at a similar rate for the second half of this year from the comparable period last year. In Australia, our second quarter acquisition of Modular Engineering Pty Ltd. provides a solid platform for us to take advantage of the high growth of natural gas extraction and transportation that is underway in Western Australia and throughout the region. We believe we are strongly positioned to participate in the expected global growth in the natural gas filtration market-a market we believe has as much long-term potential as any other filtration market.”

Second Quarter Results:

Engine/Mobile Filtration Segment

Net sales at our Engine/Mobile Filtration segment declined less than 1% from the second quarter of 2011. Overall, we experienced 1% growth domestically and a 2% reduction in sales outside the U.S. Our slower domestic growth was driven by lower orders from independent distributors due to softer industry demand. The 2% reduction in foreign sales (1% growth when adjusted for changes in foreign currency) was driven by a 25% reduction in heavy-duty engine filter sales in China. Despite recent monetary initiatives to address slower economic activity, our outlook for China for the remainder of 2012 remains uncertain. Lower sales in China in the second quarter were partially offset by higher heavy-duty engine filter sales into other foreign markets including Europe and Northern Africa where sales increased a combined 6% from the second quarter of 2011.

Operating profit at our Engine/Mobile Filtration segment was comparable with the second quarter of 2011. Our operating margin improved 0.2 percentage points from last year's second quarter to 22.7%-the highest second quarter operating margin in our Engine/Mobile Filtration segment in at least ten years.

Industrial/Environmental Filtration Segment

Net sales at our Industrial/Environmental Filtration segment increased 1% from the second quarter of 2011. Overall, these higher net sales were the result of less than 1% sales growth domestically and 3% sales growth outside the U.S. Our growth in domestic sales was heavily influenced by continued strong sales at our Total Filtration Services (TFS) distribution business which has steadily increased sales and operating profit over the last several years. These higher sales were offset by lower sales of aviation and marine fuel filtration products and lower natural gas vessel sales due to the timing of several large orders in the second quarter of 2011. The 3% increase in foreign sales (9% when adjusted for changes in foreign currency) was driven by an approximate 34% increase in natural gas vessel and aftermarket filter sales in several international markets including Asia, Australia and Canada. In addition, our European sales in this reporting segment rebounded in the second quarter. After declining 9% in the first quarter compared with the first quarter of 2011, our European sales grew by 8% from last year's second quarter. This sales growth was the result of strong dust collector system sales at our United Air Specialist (UAS) business and higher military marine fuel filtration sales in the U.K. Although uncertainty persists for our outlook for the remainder of the year in Europe, we are cautiously optimistic that our backlog heading into our second half will facilitate the continuation of sales growth in the third and fourth quarters.

Operating profit at our Industrial/Environmental Filtration segment grew $1.6 million, or 10%, from the second quarter of 2011. Our 13.2% operating margin in this reporting segment in the second quarter increased 1.1 percentage points from last year's second quarter primarily due to a reduction in selling and administrative costs as a percentage of net sales.

Packaging Segment

Net sales at our Packaging segment declined $4.2 million, or 18%, from the second quarter of 2011. Similar to the first quarter, this reduction was primarily driven by lower smokeless tobacco packaging sales, lower confection packaging sales and lower sales in other markets due to inventory and production scheduling adjustments. Lower smokeless tobacco packaging sales were primarily due to one of our major customers qualifying a second source supplier according to their corporate policy. The $1.3 million reduction in operating profit and the 3.8 percentage point reduction in operating margin compared with the second quarter of 2011 were primarily the result of lower sales.

Our operating performance in our Packaging segment significantly improved from the first quarter as evidenced by our 8.9% operating margin in the second quarter. We will continue to aggressively pursue several significant sales opportunities in our pipeline over the remainder of the year. Accordingly, we expect our Packaging segment operating performance to continue to improve sequentially over the third and fourth quarters of 2012.

2012 Guidance

Chris Conway commented on 2012 guidance: “Although our second quarter earnings were the second highest in Company history, we experienced softer demand in several of our geographic and product markets. We believe most of this softer demand was influenced by generally uncertain economic activity. However, our operational execution remained strong, as evidenced by our continued improvement in operating margin despite relatively flat sales. However, based upon our year-to-date financial results and due to continuing economic uncertainty, we are reducing our guidance for 2012 diluted earnings per share to $2.50 to $2.65 from our previous guidance of $2.55 to $2.70.

“Despite lower full year financial guidance, we are cautiously optimistic about sales growth in many of our markets in the second half of 2012 compared with both the first half of 2012 and the second half of 2011. We anticipate that our domestic heavy-duty engine filter sales will be supported by the launch of two significant OEM aftermarket programs. We expect sales growth at our Industrial/Environmental Filtration segment to be driven by sales of air filtration products to the swine industry in addition to a backlog of aviation fuel, marine fuel and petrochemical filtration sales in Europe, the Middle East and Africa. Finally, our Packaging segment sales should sequentially improve in the third and fourth quarters of 2012 as we recover from the turnover of significant programs in the first half of the year.”

Anticipated sales growth from 2011 and operating margin by segment and on a consolidated basis are as follows:

	2012 Estimated Sales Growth	2012 Estimated Operating Margin

Engine/Mobile Filtration	3.0% to 5.0%	22.0% to 23.0%
Industrial/Environmental Filtration	6.0% to 8.0%	11.0% to 12.5%
Packaging	-12.0% to -10.0%	9.0% to 10.0%
CLARCOR	3.0% to 5.0%	16.0% to 17.0%

We project 2012 cash from operations to be between $125 million and $135 million, capital expenditures to be between $40 million and $50 million and our effective tax rate to be between 32.0% and 32.5%.

CLARCOR will be holding a conference call to discuss the second quarter 2012 results at 10:00 a.m. CST on June 21, 2012. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.net. A replay will be available on these websites and also at 877-870-5176 or 858-384-5517 by providing confirmation code 1664629. The replay will be available through July 5, 2012 by telephone and for 30 days on the Internet.

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of CLARCOR are traded on the New York Stock Exchange under the symbol CLC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. These statements may be identified from use of the words “may,” “should,” “could,” “potential,” “continue,” “plan,” “forecast,” “estimate,” “project,” “believe,” “intent,” “anticipate,” “expect,” “target,” “is likely,” “will,” or the negative of these terms, and similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to anticipated future growth and results of operations, including the anticipated 2012 performance of the Company and each of its segments, our projections with respect to 2012 estimated sales growth and 2012 estimated operating margins for the Company and each of its segments, and our projections with respect to 2012 cash from operations, 2012 capital expenditures and 2012 effective tax rates; statements regarding management's short-term and long-term performance goals; statements regarding anticipated order patterns from our customers or the anticipated economic conditions of the industries and markets that we serve; statements related to the performance of the U.S. and other economies generally; statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events; statements regarding our anticipated execution throughout 2012 of managing administrative costs while supporting profitable growth; statements regarding uncertain conditions in China for the remainder of 2012, the strength of our customer relationships in China, and our ability to capitalize on China's projected long-term filtration growth; statements related to the anticipated support to our domestic heavy-duty engine filter sales from the launch of two significant OEM aftermarket programs; statements regarding our ability to achieve our long-term operating margin goal of 15% in the Industrial/Environmental segment in the next three to four years; statements regarding the further development of our natural gas business in the U.S. and internationally, the anticipated growth of natural gas sales in the U.S. and Asia in 2012, our ability to participate in the expected global growth in the natural gas market, and the long-term potential of the natural gas market; statements regarding our outlook for China in the Mobile/Engine Filtration segment for the remainder of 2012; statements regarding our uncertain outlook in Europe for the Industrial/Environmental Filtration segment for the remainder of 2012, and that our strong backlog in this segment in Europe, the Middle East and Africa along with expected sales growth driven by sales of air filtration products to the swine industry could facilitate the continuation of sales growth in the third and fourth quarters; statements regarding our aggressive pursuit of significant sales opportunities in our Packaging segment pipeline over the remainder of 2012, and our expectations regarding sequential improvements in our Packaging segment over the third and fourth quarters of 2012; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company's actual results, performance or achievements, or industry results, to differ materially from the Company's expectations of future results, performance or achievements expressed or implied by these forward-looking statements. The Company's past results of operations do not necessarily indicate its future results. The Company's future results may differ materially from the Company's past results as a result of various risks and uncertainties, including the risk factors discussed in the “Risk Factors” section of the Company's 2011 Form 10-K and other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, including estimated sales growth and estimated operating margin levels for 2012 for the Company and its business segments, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

TABLES FOLLOW

CLARCOR INC. 2012 UNAUDITED SECOND QUARTER RESULTS
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 2, 2012	May 28, 2011	June 2, 2012	May 28, 2011
Net sales	$284,855	$288,533	$542,119	$534,253
Cost of sales	186,670	189,071	357,719	353,838

Gross profit	98,185	99,462	184,400	180,415

Selling and administrative expenses	49,074	50,682	100,977	100,344

Operating profit	49,111	48,780	83,423	80,071

Other income (expense):
Interest expense	(88)	(221)	(188)	(265)
Interest income	169	239	303	276
Other, net	(117)	(228)	495	(428)
	(36)	(210)	610	(417)

Earnings before income taxes	49,075	48,570	84,033	79,654

Provision for income taxes	15,996	15,689	27,462	24,852

Net earnings	33,079	32,881	56,571	54,802

Net (earnings) losses attributable to noncontrolling interests	(152)	(73)	(165)	(113)

Net earnings attributable to CLARCOR Inc.	$32,927	$32,808	$56,406	$54,689

Net earnings per share attributable to CLARCOR Inc. - Basic	$0.65	$0.65	$1.12	$1.08
Net earnings per share attributable to CLARCOR Inc. - Diluted	$0.65	$0.64	$1.11	$1.07

Weighted average number of shares outstanding - Basic	50,378,164	50,594,963	50,394,680	50,581,731
Weighted average number of shares outstanding - Diluted	50,980,347	51,282,383	51,037,366	51,284,811

Dividends paid per share	$0.1200	$0.1050	$0.2400	$0.2100

CLARCOR INC. 2012 UNAUDITED SECOND QUARTER RESULTS, continued
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	June 2, 2012	December 3, 2011
ASSETS
Current assets:
Cash and cash equivalents	$140,574	$155,999
Restricted cash	616	1,105
Accounts receivable, less allowance for losses of $10,266 and $9,795, respectively	208,130	206,664
Inventories	210,896	200,274
Deferred income taxes	26,156	25,974
Income taxes receivable	—	3,373
Prepaid expenses and other current assets	7,169	7,510
Total current assets	593,541	600,899

Plant assets, at cost, less accumulated depreciation of $303,845 and $293,111, respectively	192,105	184,992
Assets held for sale	2,000	2,000
Goodwill	240,740	235,530
Acquired intangibles, less accumulated amortization	98,071	98,674
Deferred income taxes	505	749
Other noncurrent assets	15,898	12,089
Total assets	$1,142,860	$1,134,933

LIABILITIES
Current liabilities:
Current portion of long-term debt	$1,321	$1,289
Accounts payable and accrued liabilities	142,610	155,585
Income taxes payable	847	3,176
Total current liabilities	144,778	160,050

Long-term debt, less current portion	16,598	15,981
Long-term pension and postretirement healthcare benefits liabilities	59,921	74,524
Deferred income taxes	42,240	36,194
Other long-term liabilities	8,759	11,069
Total liabilities	272,296	297,818

Contingencies
Redeemable noncontrolling interests	1,615	1,557

SHAREHOLDERS' EQUITY
Capital stock	50,141	50,145
Capital in excess of par value	16,773	19,453
Accumulated other comprehensive loss	(52,698)	(44,391)
Retained earnings	853,959	809,520
Total CLARCOR Inc. equity	868,175	834,727
Noncontrolling interests	774	831
Total shareholders' equity	868,949	835,558
Total liabilities and shareholders' equity	$1,142,860	$1,134,933

CLARCOR INC. 2012 UNAUDITED SECOND QUARTER RESULTS, continued
CONSOLIDATED CONDENSED CASH FLOWS
(Dollars in thousands)

	Six Months Ended
	June 2, 2012	May 28, 2011
Cash flows from operating activities:
Net earnings	$56,571	$54,802
Depreciation	13,192	13,956
Amortization	2,877	2,750
Other noncash items	(67)	(175)
Net loss (gain) on disposition of plant assets	(553)	31
Stock-based compensation expense	4,152	3,700
Excess tax benefit from stock-based compensation	(2,487)	(2,041)
Deferred income taxes	8,890	(729)
Change in assets and liabilities	(49,197)	(33,138)
Net cash provided by operating activities	33,378	39,156

Cash flows from investing activities:
Restricted cash	91	172
Business acquisitions, net of cash acquired	(10,510)	(10,455)
Additions to plant assets	(19,398)	(9,271)
Proceeds from disposition of plant assets	446	233
Investment in affiliates	(357)	—
Net cash used in investing activities	(29,728)	(19,321)

Cash flows from financing activities:
Payments on long-term debt	(79)	(1,797)
Payment of financing costs	(564)	—
Sale of capital stock under stock option and employee purchase plans	3,864	5,820
Purchase of treasury stock	(11,383)	(8,892)
Excess tax benefits from stock-based compensation	2,487	2,041
Cash dividends paid	(12,096)	(10,618)
Net cash used in financing activities	(17,771)	(13,446)
Net effect of exchange rate changes on cash	(1,304)	(1,468)
Net change in cash and cash equivalents	(15,425)	4,921
Cash and cash equivalents, beginning of period	155,999	117,022
Cash and cash equivalents, end of period	$140,574	$121,943

Cash paid during the period for:
Interest	$144	$70
Income taxes, net of refunds	$18,849	$13,785

CLARCOR INC. 2012 UNAUDITED SECOND QUARTER RESULTS, continued
QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	Quarter Ended		Six Months Ended
	June 2, 2012	May 28, 2011	June 2, 2012	May 28, 2011
Net sales by segment:
Engine/Mobile Filtration	$130,677	$131,276	$250,960	$242,604
Industrial/Environmental Filtration	134,629	133,499	255,743	245,618
Packaging	19,549	23,758	35,416	46,031
	$284,855	$288,533	$542,119	$534,253

Operating profit by segment:
Engine/Mobile Filtration	$29,628	$29,592	$52,925	$50,794
Industrial/Environmental Filtration	17,747	16,179	28,452	23,427
Packaging	1,736	3,009	2,046	5,850
	$49,111	$48,780	$83,423	$80,071

Operating margin by segment:
Engine/Mobile Filtration	22.7%	22.5%	21.1%	20.9%
Industrial/Environmental Filtration	13.2%	12.1%	11.1%	9.5%
Packaging	8.9%	12.7%	5.8%	12.7%
	17.2%	16.9%	15.4%	15.0%